 Exhibit 99.1

FOR IMMEDIATE RELEASE Investor Relations Contact: Raphael Gross 203-682-8253 investors@FRGI.com

Fiesta Restaurant Group, Inc. Announces Resignation of Chief Financial Officer

Company Commences Formal Search for Replacement

Dallas, TX -- (Businesswire) – January 2, 2019 – Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today announced that Lynn Schweinfurth, Chief Financial Officer, Senior Vice President, and Treasurer, has resigned effective January 25, 2019 to pursue another career opportunity.

Cheri Kinder, Vice President, Corporate Controller and Chief Accounting Officer, will assume the position of Interim Chief Financial Officer and Treasurer upon the effective date of Ms. Schweinfurth’s departure. The Company has commenced a formal search for a new permanent Chief Financial Officer.

Fiesta President and Chief Executive Officer Richard Stockinger said, “On behalf of the entire Company, I would like to thank Lynn for her many contributions to Fiesta and wish her much success in her new position. As Interim CFO, I am confident Cheri’s leadership will effectively guide us during the search process.”

Lynn Schweinfurth added, “My experience at Fiesta has been tremendous and I have had the opportunity to work with such a passionate group of people at these iconic restaurant brands. I will miss the Fiesta team and I look forward to seeing the execution of the long-term strategy upon the recent implementation of the Renewal Plan.”

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast-casual restaurants that offer distinct and unique tropical and Mexican inspired flavors with broad appeal at a compelling value. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Matters addressed in this news release may contain forward-looking statements. Forward-looking statements, written, oral or otherwise made, including the results of our CFO search, represent Fiesta’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions. In addition, expressions of Fiesta’s strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta’s control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta’s filings with the Securities and Exchange Commission.